Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

Contact: Bill Thomas 201-703-4136

SEALED AIR COMMENCES OFFER FOR 7.875% SENIOR NOTES DUE 2017

ELMWOOD PARK, N.J., Thursday, March 7, 2013 – Sealed Air Corporation (“Sealed Air” or the “Company”) (NYSE: SEE) today announced that it has commenced a cash tender offer to purchase any and all of the outstanding $400 million in aggregate principal amount of 7.875% Senior Notes due 2017 of the Company, CUSIP No. 81211KAP5 (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated the date hereof (as it may be amended or supplemented from time to time, the “Statement”), and in the related Letter of Transmittal and Consent (as the same may be amended or supplemented from time to time, the “Letter of Transmittal”). The tender offer is referred to herein as the “Offer.” The Statement and Letter of Transmittal are referred to herein collectively as the “Offer Documents.”

The total consideration for each $1,000 principal amount of Notes purchased pursuant to the Offer will be $1,056.25. The total consideration for the Notes includes a payment of $30.00 per $1,000 principal amount of Notes payable only in respect of Notes tendered with Consents (as defined below) at or before the Consent Payment Deadline (as defined below). Holders validly tendering Notes after the Consent Payment Deadline but at or before the Expiration Time (as defined below) will be eligible to receive only the tender offer consideration of $1,026.25 per $1,000 principal amount of Notes. In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, the applicable payment date for the Notes. We expect the Early Payment Date (as defined in the Statement) to occur on March 21, 2013.

In conjunction with the Offer, and on the terms and subject to the conditions set forth in the Offer Documents, the Company is soliciting with respect to the Notes (the “Consent Solicitation”) consents (“Consents”) of holders of the Notes to eliminate certain of the restrictive covenants in the indenture.

The consent payment deadline is 5:00 p.m., New York City time, on March 20, 2013 (such time and date, as it may be extended, the “Consent Payment Deadline”), and the Offer will expire at 11:59 p.m., New York City time, on April 3, 2013 (such time and date, as it may be extended, the “Expiration Time”), in each case unless earlier terminated by the Company. Notes tendered may be withdrawn and the related Consents revoked at any time at or before 5:00 p.m., New York City time, on March 20, 2013, unless extended or earlier terminated, but not thereafter.

The Company’s obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, which are more fully described in the Statement, including, among others, the Company’s receipt of consents of the holders of at least a majority in principal amount of the outstanding Notes to the proposed amendments and the Company’s receipt of aggregate proceeds (before initial purchasers’ discounts, fees and other offer expenses) of at least $400 million from an offering of new senior notes, on terms satisfactory to the Company. The complete terms and conditions of the Offer and the Consent Solicitation are set forth in the Offer Documents, which are being sent to holders of Notes. Holders of Notes are urged to read the Offer Documents carefully.

BofA Merrill Lynch has been engaged to act as the exclusive dealer manager and solicitation agent in connection with the Offer and the Consent Solicitation. Any questions regarding the terms of the Offer and the Consent Solicitation should be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. toll free) or (980) 387-3907 (collect). Any questions regarding procedures for tendering Notes and delivering Consents or any request for additional copies of the Offer Documents should be directed to Global Bondholder Services Corporation by phone at (866) 387-1500 or (212) 430-3774 or in writing at 65 Broadway – Suite 404, New York, NY 10006.

The Offer and the Consent Solicitation are being made solely by means of the Offer Documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company or any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release also is not a solicitation of Consents to the proposed amendments to the indenture and the Notes. No recommendation is made as to whether holders of the Notes should tender their Notes or give their Consents.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. Sealed Air generated revenue of approximately $7.6 billion in 2012, and has approximately 25,000 employees who serve customers in 175 countries.

Forward-Looking Statements

Company statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control.

Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including: economic conditions affecting packaging utilization; changes in raw material costs; currency translation effects; and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website at www.sec.gov or our Investor Relations home page at http://ir.sealedair.com. Sealed Air does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.